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                                     EXHIBIT 5

                              FORM OF LEGAL OPINION OF
                                  BROWN & WOOD LLP


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                                  BROWN & WOOD LLP

                            815 CONNECTICUT AVENUE, N.W.
                            WASHINGTON, D.C.  20006-4004

                              TELEPHONE:  202-973-0600
                              FACSIMILE:  202-223-0485



                                  _________ __, 1999


Inland Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523

     Re:  Inland Retail Real Estate Trust, Inc.
          Common Stock Offering
          -----------------------------

Ladies and Gentlemen:

     You have requested our opinion as Maryland counsel to Inland Retail Real Estate Trust, Inc., a corporation organized under the laws of Maryland ("Company"), in connection with the offering by the Company to the public of 56,000,000 shares of the Company's Common Stock, $0.01 par value per share ("Shares").

     We have reviewed the Registration Statement on Form S-11 (the "Registration Statement") and the prospectus included therein ("Prospectus") relating to the Company's issuance of the Shares, and in connection therewith, have examined and relied upon the originals or copies of such records, agreements, documents and other instruments, the Company's Charter, the Bylaws of the Company, the minutes of the meetings of the board of directors of the Company to date relating to the authorization and issuance of the Shares, and such other records and matters of law as we have deemed relevant.

     In our examinations, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopy), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

     With respect to the issuance of any Shares, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Registration Statement and against receipt of the consideration stipulated therefor.


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Inland Retail Real Estate Trust, Inc.
September __, 1998
Page 2

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

     Members of our firm are qualified to practice law in the state of Maryland. Accordingly, we express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the State of Maryland. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus.





                                         Very truly yours,